Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) related to the Korn/Ferry International 2008 Stock Incentive Plan, Korn/Ferry International Amended and Restated 2008 Stock Incentive Plan, Korn/Ferry International Second Amended and Restated 2008 Stock Incentive Plan, and Korn/Ferry International Third Amended and Restated 2008 Stock Incentive Plan of our reports dated June 28, 2022, with respect to the consolidated financial statements of Korn Ferry and subsidiaries and the effectiveness of internal control over financial reporting of Korn Ferry and subsidiaries included in its Annual Report (Form 10-K) for the year ended April 30, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

September 22, 2022